UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: January 20, 2004
(Date of earliest event reported)

3M COMPANY
(Exact name of registrant as specified in its charter)

File No. 1-3285
(Commission File Number)

Delaware	41-0417775
(State of incorporation)	(I.R.S. Employer
Identification Number)
3M Center	55144-1000
St. Paul, Minnesota	(Zip Code)

(Address of principal executive offices)

Registrant’s telephone, including area code:
(651) 733-1110

ITEM 12.   RESULTS OF OPERATIONS AND FINANCIAL CONDITION

        This Form 8-K/A is for the purpose of updating the company’s Form 8-K under Item 12, dated January 20, 2004, by clarifying the use of free cash flow (a non-GAAP measure) therein. The clarification regarding free cash flow is provided in the last paragraph under this Item 12, immediately above the signature block.

        On January 20, 2004, 3M Company issued a press release reporting its sales and earnings results for fourth quarter ended December 31, 2003 and full year 2003 (furnished hereunder as Exhibit 99.1).

        The information contained in this Current Report shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be incorporated by reference into a filing under the Securities Act of 1933, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

        In addition to disclosing results that are determined in accordance with U.S. generally accepted accounting principles (GAAP), the company also discloses non-GAAP results that exclude special items. The company will continue to provide reconciliations of its disclosed non-GAAP financial reporting to the most comparable GAAP reporting. The company believes that discussion of results excluding special items provides a useful analysis of ongoing operating trends. Special items represent significant charges or credits that are important to an understanding of the company’s ongoing operations. Earnings per share and other amounts before special items are not measures recognized under U.S. generally accepted accounting principles. The determination of special items may not be comparable to similarly titled measures used by other companies.

        Free cash flow is not defined under GAAP. Therefore, it is considered a non-GAAP measure. Non-GAAP measures should not be considered a substitute for income or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other companies. The company defines free cash flow as net cash provided by operating activities less purchases of property, plant and equipment. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The company believes free cash flow is a useful measure of performance and uses this measure as an indication of the strength of the company and its ability to generate cash.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

3M COMPANY
By: /s/ Gregg M. Larson
Gregg M. Larson, Secretary

Dated: January 21, 2004

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated January 20, 2004, of 3M Company (furnished pursuant to Item 12 hereof).